Exhibit 5

[Moomjian & Waite, LLP Letterhead]

September 24, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20006

Re:	Dwango North America Corp.

Registration Statement on Form SB-2

Dear Sirs/Madams:

We have acted as counsel for Dwango North America Corp., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 14,178,081 shares (the “Shares”) of the common stock, par value $.001 per share (the “Common Stock”), of the Company, to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”). In this regard, we have participated in the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the Shares. The Shares include an aggregate of 13,224,280 shares (the “Underlying Shares”) of Common Stock issuable upon exercise of outstanding warrants and upon the conversion of convertible notes and preferred stock (collectively the “Derivative Securities”) of the Company.

We are of the opinion that (a) the Shares issued and outstanding on the date hereof are duly authorized, legally issued, fully paid and non-assessable and (b) the Underlying Shares, upon issuance in accordance with the terms of the respective Derivative Securities, will be duly authorized, legally issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction change after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

Very truly yours,

/s/ Moomjian & Waite, LLP
Moomjian & Waite, LLP

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